Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”), dated as of October 8, 2026, is made by and among Stride, Inc., a Delaware corporation (the “Company”), Fivespan Partners, LP (“Fivespan”) and the other Fivespan entities and persons listed on Schedule A hereto (collectively with Fivespan, the “Investor Group” and each, individually, an “Investor Group Member”). The Company and each Investor Group Member are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Company and representatives of the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”);

WHEREAS, as of the date of this Agreement, Fivespan, together with the other Investor Group Members, Beneficially Owns (as defined below) common stock of the Company, par value $0.0001 per share (the “Common Stock”), as set forth on Schedule A hereto; and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Board Matters.

a.	Board Membership.

i.	Appointment of Mr. Haggart. Prior to the Appointment Date and Time, the Board and the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), and any other applicable committees of the Board, shall take, and the Board and such committees shall continue to cause to be taken, all necessary actions to, effective as of the close of business on October 30, 2026 (or such earlier date and time as may be mutually agreed in writing by the Investor Group and the Company after the date of this Agreement) (the “Appointment Date and Time”): (A) create a vacancy on the Board (either by expanding the size of the Board or causing an existing Board member to resign); and (B) appoint Mr. Dylan Haggart to serve as (1) an independent director of the Company (in such capacity, the “Haggart Director”), with an initial term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and (2) a member of each of the Compensation Committee of the Board and the Capital Allocation Committee (as defined below) of the Board. Notwithstanding anything to the contrary in this Agreement, until the Appointment Date and Time, neither Mr. Haggart nor any member of the Investor Group shall be provided any material non-public information by the Company without their express prior written consent.

ii.	Appointment of Dr. Steven Guttentag. The Board and the Governance Committee, and any other applicable committees of the Board, shall take or have taken (as the case may be), and the Board and such committees shall continue to cause to be taken, all necessary actions (including, to the extent necessary, by expanding the Board) to: (A) effective on the date of this Agreement immediately following the execution and delivery of this Agreement, appoint Dr. Steven Guttentag to serve as a non-voting observer to the Board (in such observer capacity the “Board Observer”); and (B) effective immediately following the conclusion of the 2026 Annual Meeting on the date of the 2026 Annual Meeting, appoint Dr. Guttentag to serve as (1) an independent director of the Company (in such capacity, the “Guttentag Director” and together with the Haggart Director, the “New Directors”), with a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and (2) a member of each of the Academic Committee of the Board and the Governance Committee of the Board.

iii.	Certain Other Matters. Without limiting the foregoing paragraphs of this Section 1(a), during the term of this Agreement, the Board and all applicable committees of the Board will give each of the New Directors the same due consideration for membership on each other committee of the Board, including any new committees that may be established, as any other independent director. The New Directors and any replacements therefor pursuant to Section 1(e) shall be deemed to be members of the “Incumbent Board” within the meaning of the Fifth Restated Certificate of Incorporation of the Company, as restated on December 5, 2020 (the “Charter”). The Board Observer, in his capacity as such, shall (x) have the right to attend and reasonably participate at all meetings of the Board and the applicable committees on which such Board Observer will serve once he becomes the Guttentag Director and receive, concurrently with the members of the Board or of such Board committee, the same materials and notices distributed to members of the Board and such committees until appointed to the Board and such committees and (y) have the same information rights (subject to the following sentence) and access to management as Board and committee members. Notwithstanding anything to the contrary in the foregoing, the Company reserves the right to exclude (A) the Board Observer, prior to his appointment to the Board, from (1) any executive session of the Board or of any committee thereof, or any portion of any meeting of the Board or of any committee thereof held in executive session and (2) from access to any Board or committee material or Board or committee meeting or portion thereof (other than any executive session thereof) if, and to the extent that, the Board or the chair of such committee, as applicable, reasonably and in good faith determines based on the advice of legal counsel that such exclusion is necessary to preserve legal privilege or to comply with applicable law or stock exchange regulation, and (B) any New Director, following his appointment to the Board, from (1) any executive session of any committee of the Board of which such New Director is not a member to the extent permitted by the charter for such committee (provided that no such right shall be exercised against a New Director in a discriminatory manner as compared to other independent directors of the Company not on such committee) and (2) any materials or meetings of Board committees on which such New Director does not sit (other than any executive session of any committee of the Board on which such New Director is not a member to the extent permitted by the preceding clause (B)(1)) solely as and to the extent that such exclusion of such New Director over their objection is permitted by default provisions of Delaware law and the chair of such committee has been advised by outside counsel that such exclusion is required by their fiduciary duties. Concurrently with the execution of this Agreement, the Board Observer shall execute and deliver an undertaking in the form attached hereto as Exhibit A.

b.	Director Elections During the Standstill Period. With respect to the 2026 Annual Meeting, the Board and the Governance Committee, and any other applicable committees of the Board, shall (i) nominate Mr. Haggart as a candidate for election as a director of the Company on the Company’s slate for the 2026 Annual Meeting, (ii) use their respective reasonable best efforts to cause the election of Mr. Haggart to the Board at the 2026 Annual Meeting for a new term expiring at the 2027 Annual Meeting, and (iii) recommend that the Company’s stockholders vote “against,” or “withhold” votes with respect to, any candidate for election as a director of the Company at such meeting who is not nominated by the Board on the Company’s slate for the 2026 Annual Meeting. The reasonable best efforts referred to in clause (ii) of the preceding sentence shall include (A) including Mr. Haggart in the Company’s proxy statement for the 2026 Annual Meeting and on the proxy card prepared, filed and delivered by the Company in connection with such meeting, (B) recommending that the Company’s stockholders vote in favor of the election of Mr. Haggart at the 2026 Annual Meeting and (C) otherwise supporting Mr. Haggart for election to the Board at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the election of any of its other director nominees recommended by the Board (including with respect to the solicitation of proxies in favor of their election to the Board at such meeting and by causing all proxies received in favor of Mr. Haggart to be present and voted at such meeting). The Company further agrees that the Investor Group will have the opportunity to review the Company’s proxy statement and proxy card and any additional solicitation materials relating to the 2026 Annual Meeting (in each case, with respect to the portions thereof relating to Mr. Haggart, Dr. Guttentag, an Investor Group Member or the matters referred to in this Agreement) in advance of filing and first use and the Company shall consider in good faith any comments provided by the Investor Group with respect thereto. The Company shall not seek to remove (and shall oppose, recommend against and solicit proxies against the removal of) any New Director from the Board during the term of this Agreement.

c.	Company Policies; Benefits. The New Directors will be governed by the same protections and obligations under the Company’s written policies (including written policies regarding confidentiality, director independence and certain relationships, related person transactions, corporate governance guidelines, codes of conduct, trading and disclosure policies and any other written governance guidelines and policies of the Company) as other directors of the Company, as such guidelines and policies are amended from time to time (collectively, “Company Policies”) (subject to Section 5) and will have the same rights and benefits, including with respect to insurance, indemnification, expense reimbursement, compensation and fees, as are applicable to all other non-employee directors of the Company. The Company represents that it has prior to the date hereof provided to the Investor Group copies of all Company Policies in effect as of the execution hereof and not publicly available on the Company’s website, and agrees that it will promptly make available to the Board Observer and New Directors copies of all Company Policies not publicly available on the Company’s website, and promptly inform them in writing of any material amendments to any Company Policy.

d.	Capital Allocation Committee. Concurrently with the execution of this Agreement, the Board and all applicable committees thereof shall take, and the Board and such committees shall continue to cause to be taken, all necessary actions to, effective at the Appointment Date and Time, form a committee of the Board to be named the Capital Allocation Committee (the “Capital Allocation Committee”) to support and make recommendations to the Board regarding the Company’s capital structure and capital allocation strategy. The Capital Allocation Committee shall be comprised solely of (i) three voting members, including Brian Shepherd and Dylan Haggart, with Mr. Shepherd and Mr. Haggart serving as Co-Chairs, and (ii) one non-voting member, who shall be the Company’s Chief Executive Officer. Notwithstanding anything to the contrary in this Agreement (including Section 1(g)), any Replacement Director for the Haggart Director, in order to serve as a Co-Chair of the Capital Allocation Committee, must possess extensive capital allocation expertise and proven board leadership experience at other public companies. The charter for the Capital Allocation Committee shall be in the form that has been separately agreed between the Company and the Investor Group prior to or concurrently with the execution of this Agreement, and the Company and (to the same extent as any other member of the Capital Allocation Committee is required to do so as a director) Mr. Haggart shall comply with such charter. The Capital Allocation Committee shall not be disbanded or have its responsibilities or authorities curtailed during the term of this Agreement without the mutual written consent of the Investor Group and the Company.

e.	Replacement Rights. If, during the term of this Agreement, any New Director is no longer able or willing to serve as a director of the Company for any reason (and provided that at all times since the date of this Agreement the Investor Group has Beneficially Owned in the aggregate at least 1,038,995 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends, reclassifications, combinations and similar adjustments), (the “Company Ownership Level Minimum”), then the Investor Group shall be entitled to designate a replacement (any such replacement designated by the Investor Group, a “Proposed Replacement”) who must (i) qualify as “independent” pursuant to the listing standards of the New York Stock Exchange and the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and (ii) not be (A) (solely with respect to any proposed replacement for the Guttentag Director) an Affiliate or Representative of any Investor Group Member or (B) any Person who has been previously proposed, nominated or put forward by or on behalf of any Investor Group Member as a Board candidate (whether as a Proposed Replacement under this Agreement or as a nominee in the Notice for election to the Board), to fill the resulting vacancy caused by such New Director’s departure from the Board. The Board shall have the right to approve any such Proposed Replacement (which approval shall not be unreasonably withheld, conditioned or delayed) and, subject to such approval, shall promptly appoint the Proposed Replacement to the Board and, subject (solely with respect to the Board’s Audit Committee, Governance Committee and Compensation Committee) to the Proposed Replacement’s satisfaction of the requirements to serve on such committee under applicable law and any applicable listing standards of the New York Stock Exchange, to each committee of which the replaced New Director had been a member (any such approved and appointed replacement director, a “Replacement Director”). If the Board does not approve any such Proposed Replacement, the Investor Group shall have the right to continue proposing individuals until a Proposed Replacement is approved by the Board (provided that such subsequent Proposed Replacement shall also satisfy the requirements of clauses (i) and (ii) above in this paragraph), at which time the Board, and all applicable committees thereof, shall take all necessary actions to cause such Proposed Replacement to be appointed to the Board and, subject (solely with respect to the Board’s Audit Committee, Governance Committee and Compensation Committee) to the Proposed Replacement’s satisfaction of the requirements to serve on such committee under applicable law and any applicable listing standards of the New York Stock Exchange, to each committee of which the replaced New Director had been a member. The Board shall express in writing its approval or disapproval of any Proposed Replacement to the Investor Group no later than five (5) business days following (x) receipt, in respect of such Proposed Replacement, of all customary information requested by the Board in respect of its other director candidates, including an executed director questionnaire (in the form used by the Company for all of its director candidates), and (y) completion of a customary background check and interview by the Governance Committee, each of which shall be conducted promptly following the Investor Group’s designation of such Proposed Replacement. The Company shall inform the Investor Group in writing of any such information that it believes is still outstanding promptly on an ongoing basis during its review process. For the avoidance of doubt, the Board shall not be entitled to disapprove of any Proposed Replacement for the Haggart Director on the basis that such Proposed Replacement may be a Representative of an Investor Group Member. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be a Haggart Director (or, as applicable, a Guttentag Director) for all purposes under this Agreement. The Investor Group shall notify the Company if at any time during the Standstill Period the Investor Group’s Beneficial Ownership of Common Stock in the aggregate falls below the Company Ownership Level Minimum.

f.	Certain Definitions. As used in this Agreement, the terms (i) “Affiliate”, “Associate” and “control” will have the meanings set forth in Rule 12b-2 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “Beneficially Own” or variations thereof will have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act and (iii) “Representatives” of any Person shall mean such Person’s principals, directors, managing members, general partners, officers, employees, agents and representatives, in the case of agents and representatives solely when and to the extent acting on behalf of or at the direction of such Person (it being understood, for the avoidance of doubt, that the Board Observer and the Guttentag Director (and any Replacement Director therefor) is not a “Representative” of the Investor Group or any of their controlled Affiliates).

2.	Standstill and Voting.

a.	Each Investor Group Member agrees that during the Standstill Period, it will not, and will cause each of its controlled Affiliates and its and their Representatives not to, directly or indirectly, and in any manner whatsoever, without prior written approval of the Board:

i.	acquire, offer to acquire or agree to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another Person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise) (A) any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Company) such that, as a result of such acquisition, the Investor Group would Beneficially Own in the aggregate in excess of 7.5% of the outstanding shares of Common Stock (the “Maximum Beneficial Ownership Cap”); provided, however that, the foregoing shall not, for the avoidance of doubt, restrict any member of the Investor Group or any Investor Group controlled Affiliate or any Representative of any of the foregoing from acquiring, offering to acquire or agreeing to acquire, directly or indirectly, any cash-settled swaps or other cash-settled derivative instruments that are not pursuant to their terms convertible or exchangeable into or exercisable for shares of Common Stock and which do not otherwise convey to them voting power (or the right to acquire voting power) with respect to the underlying Common Stock (each, an “Economic Interest”), so long as any such Economic Interest, taken together with the shares of Common Stock Beneficially Owned by the Investor Group, would not exceed 12.5 % in the aggregate of the then-outstanding shares of Common Stock (the “Maximum Economic Exposure Cap”). The Investor Group, their controlled Affiliates and its and their Representatives shall not be deemed to be in breach of this Section 2(a)(i) (and shall not be required to reduce their then-current Beneficial Ownership of or Economic Interest in Common Stock) as a result of (x) (for the avoidance of doubt) any subsequent Common Stock repurchases by the Company or (y) the actual number of outstanding shares of Common Stock being less than the Company’s most-recently disclosed figure at the time of any acquisition, offer or agreement by any Investor Group Member, controlled Affiliate thereof or Representatives of either of the foregoing;

ii.	other than in open market sale transactions or in other transactions where the identity of the purchaser is not known to anyone in the Investor Group, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any Common Stock of the Company held by the Investor Group, a controlled Affiliate thereof or Representative of either of the foregoing or any voting rights decoupled from the underlying Common Stock held by the foregoing to any Person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company, (D) another Investor Group Member or controlled Affiliate of an Investor Group Member (or Representative of any of the foregoing) or (E) a Person that is reasonably believed by the Investor Group to be eligible to report its Beneficial Ownership of Common Stock on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) under the Exchange Act, has no known prior history of activism, has not filed a Schedule 13D with respect to the Company, and, as a result of such acquisition of such Common Stock of the Company would not (based on such Person’s most recent Schedule 13G filing or otherwise to the knowledge of the Investor Group) be required to convert its filing on a Schedule 13G to a Schedule 13D with respect to the Company by virtue of Rule 13d-1(f) under the Exchange Act (any Person not set forth in clauses (A) through (D) will be referred to as a “Third Party”) that would cause such Third Party (excluding any Person set forth in clause (E) above), together with its Affiliates, to own, control or otherwise have Beneficial Ownership in the aggregate in excess of 9.9% of the shares of Common Stock outstanding at such time;

iii.	engage in any short sale of Common Stock, or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that directly relates to or derives any significant part of its value primarily from a decline in the market price or value of the Common Stock of the Company if doing so would result in the Investor Group failing to maintain a net long economic position with respect to the Common Stock;

iv.	(A) advise or knowingly encourage or knowingly seek to influence any other Person (other than an Investor Group Member or its controlled Affiliates or its or their Representatives) or knowingly assist any Third Party in so knowingly encouraging, assisting or influencing any other Person (other than an Investor Group Member or its controlled Affiliates or its or their Representatives) with respect to the giving or withholding of any proxy, consent or other authority to vote Common Stock or in conducting any type of Company shareholder referendum (other than such encouragement, advice or influence that is not inconsistent with the Board’s recommendation in connection with such matter, or is otherwise permitted under this Agreement); provided, however, that the foregoing shall not restrict any Investor Group Member or its controlled Affiliates or its or their Representatives from stating how they intend to vote with respect to an Extraordinary Transaction, if any, that has been or is required to be publicly submitted for the approval of the Company’s stockholders and the reasons therefor or from otherwise advocating in support of (or in opposition to) any Extraordinary Transaction that has been or is required to be publicly submitted for the approval of the Company’s stockholders and to which the Investor Group is not a party following its public announcement or (B) advise, knowingly seek to influence or knowingly encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a Company director;

v.	solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is not inconsistent with the Board’s recommendation in connection with such matter) provided, however, that the foregoing shall not restrict any Investor Group Member or controlled Affiliates or its or their Representatives from stating how they intend to vote with respect to an Extraordinary Transaction, if any, that has been or is required to be publicly submitted for the approval of the Company’s stockholders and the reasons therefor or from otherwise advocating in support of (or in opposition to) any Extraordinary Transaction that has been or is required to be publicly submitted for the approval of the Company’s stockholders and to which the Investor Group is not a party following its public announcement;

vi.	(A) form, join or in any other way participate in any partnership, limited partnership, syndicate or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), in each case, with respect to any shares of Common Stock (other than a partnership, limited partnership, syndicate or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) solely consisting of Investor Group Members and/or their respective Associates and/or Affiliates and/or Representatives of any of the foregoing); provided, however, that an Associate or Affiliate of an Investor Group Member (or any Representatives of any of the foregoing) will only be permitted to join the “group” following the execution of this Agreement, so long as (x) any such Associate, Affiliate or Representative agrees to be bound by the terms and conditions of this Agreement and (y) such joining would not result in the Investor Group and its Associates, Affiliates and Representatives Beneficially Owning in the aggregate in excess of the Maximum Beneficial Ownership Cap or the Maximum Economic Exposure Cap), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting (as defined below) or in accordance with Section 2(b)) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust, voting agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any Stockholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, (III) any agreement solely among the Investor Group Members or their respective Associates or Affiliates or (IV) as otherwise consistent with Section 2(b));

vii.	separately or in conjunction with any Third Party in which the Third Party is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately), or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries (any of the foregoing, an “Extraordinary Transaction”) or knowingly encourage or initiate or support any other Third Party in any such activity; provided, however, that the Investor Group Members and their respective controlled Affiliates or its or their Representatives will be permitted to (A) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction, (B) vote on any such transaction in accordance with Section 2(b) and (C) state how they intend to vote with respect to an Extraordinary Transaction, if any, that has been or is required to be publicly submitted for the approval of the Company’s stockholders and the reasons therefor or otherwise advocating in support of (or in opposition to) any Extraordinary Transaction that is or is required to be publicly submitted for the approval of the Company’s stockholders and to which the Investor Group is not a party following its public announcement;

viii.	(A) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a Person for election at any Stockholder Meeting at which the Company’s directors are to be elected or the removal of any directors (unless the Board recommends in favor of such removal) or (B)(I) present at any Stockholder Meeting any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the stockholders or (II) call or request the call of, alone or in concert with others, or support another stockholder’s call for, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s organizational documents;

ix.	take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Charter, the Company’s Sixth Amended and Restated Bylaws (the “Bylaws”) or any other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F), except as expressly permitted under Section 1(d) or Section 1(e);

x.	knowingly encourage, facilitate, support or participate in or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any actions by any Third Party in connection with the foregoing that is prohibited to be taken by the Investor Group; or

xi.	request that the Company amend or waive any provision of this Section 2 (including this Section 2(a)(xi)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties prior to the implementation of the action requested, which request the Company may accept or reject in its sole and absolute discretion.

This Section 2(a) will not be deemed to prevent any Investor Group Member, controlled Affiliate or its or their respective Representatives from: (i) communicating privately with the Board or any of the Company’s executive officers or outside legal counsel regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any Investor Group Member to make public disclosure with respect thereto; (ii) making any public or private statement or announcement with respect to any Extraordinary Transaction that has been or is required to be publicly submitted for approval of the Company’s stockholders by the Company (other than an Extraordinary Transaction which Investor Group is a party to other than in its capacity as a stockholder), (iii) communicating privately with stockholders of the Company or others in a manner that would not reasonably be expected to violate this Section 2(a), Section 4 or any other provision of this Agreement; (iv) making or sending private communications to investors in any Investor Group Member or any of its Affiliates or prospective investors in any Investor Group Member or any of its Affiliates, provided that the recipients of such statements or communications are bound by a confidentiality obligation covering such communications; or (v) taking any action to the extent necessary to comply with this Agreement or any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Investor Group Member or any of its Affiliates or its or their Representatives. Furthermore, nothing in this Agreement shall be deemed to restrict in any way any New Director in the exercise of his fiduciary duties under applicable law as a director of the Company.

b.	In respect of any vote or consent of the Company’s stockholders during the Standstill Period (whether at an annual or special stockholder meeting or pursuant to an action by written consent of the stockholders) (each a “Stockholder Meeting”), the applicable Investor Group Member(s) will (A) appear and act in person or by proxy or otherwise cause all Common Stock over which such Investor Group Member or its controlled Affiliates has Beneficial Ownership (excluding for the avoidance of doubt any such shares of Common Stock acquired after the applicable record date or that the Investor Group and their controlled Affiliates do not have a right to vote pursuant to the terms of any brokerage, custodial or similar agreement entered into by any of them in the ordinary course of business that does not apply solely to their investments in the Common Stock and were not entered into for the purpose of making such shares of Common Stock unable to be voted by the Investor Group or such Affiliate at the applicable meeting or for the applicable consent) to be counted as present for purposes of establishing a quorum and (B) vote, or cause to be voted, all such shares of Common Stock using the Company’s proxy card or voting instruction form (and will not execute any proxy card or voting instruction form in respect of a Stockholder Meeting other than the proxy card and voting instruction form being solicited by or on behalf of the Board) in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s stockholders at a Stockholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that the Investor Group and the Investor Group Members will be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any Extraordinary Transaction that has been or is required to be publicly submitted for the approval of the Company’s stockholders, (B) the implementation of takeover defenses and/or (C) any proposal submitted to the Company’s stockholders at a Stockholder Meeting (other than a Director Proposal) in respect of which Institutional Shareholder Services Inc. makes a recommendation that differs from the recommendation of the Board. During the Standstill Period, provided that the Investor Group is given at least 10 business days’ prior notice of the record date for such Stockholder Meeting (which may be made by Company press release or Company SEC filing), each Investor Group Member will, and will cause its controlled Affiliates to, use their respective commercially reasonable efforts to obtain (for purposes of such Stockholder Meeting) voting authority over any shares of Common Stock Beneficially Owned by such Investor Group Member or controlled Affiliate and held in any margin account, prime brokerage account or similar account that are loaned out or otherwise subject to any arrangement that would otherwise prevent such Investor Group Member or controlled Affiliate from voting such shares at such Stockholder Meeting.

c.	The “Standstill Period” will begin as of the execution and delivery of this Agreement and will remain in full force until the earliest to occur of (i) the date that is thirty (30) days prior to the notice deadline for the submission of stockholder director nominations for the 2027 Annual Meeting pursuant to the Bylaws, (ii) the Company failing to appoint Mr. Haggart or Dr. Guttentag as Board Observer (in the case of Dr. Guttentag) or as New Directors (in the case of each of Mr. Haggart and Dr. Guttentag) in accordance with Section 1(a) or failing to comply with any of the first two sentences or the last sentence of Section 1(b), or (iii) this Agreement being otherwise mutually terminated by the Parties pursuant to Section 18.

d.	Each Investor Group Member will comply, and will cause each of its controlled Affiliates and Representatives to comply, with the terms of this Agreement and will be responsible for any breach of this Agreement by any such controlled Affiliate or Representative. A breach of this Agreement by any controlled Affiliate or Representative of an Investor Group Member, if such controlled Affiliate or Representative is not a party hereto, will be deemed to occur if such controlled Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Representative were a party hereto to the same extent as an Investor Group Member.

3.	Withdrawal of Nominations, Proposals and Solicitation Activities.

a.	Effective immediately upon execution of this Agreement (subject to the Company’s compliance with (x) its obligations to appoint Dr. Guttentag as a Board Observer and as a New Director and Mr. Haggart as a New Director in accordance with Section 1(a) and (y) its obligations pursuant to the first two sentences and the last sentence of Section 1(b)), the Investor Group hereby irrevocably and unconditionally withdraws (i) the notice (including all exhibits and supplements thereto) submitted by Fivespan Partners Fund, Ltd to the Company, dated September 1, 2026 (including the supplements thereto submitted by Fivespan Partners Fund, Ltd on September 4, 2026, September 9, 2026 and September 14, 2026) (collectively, the “Notice”), including the director nominations for election, and shareholder proposal to be considered, at the 2026 Annual Meeting contained therein, (ii) the notice of solicitation of proxies delivered to the Company by the Investor Group Members on September 1, 2026 pursuant to 17 CFR 240.14a-19, (iii) any other proposals, nominations, notices of intent and business that any Investor Group Member has submitted, or caused or authorized to be submitted, to the Company for consideration at the 2026 Annual Meeting (including any adjournments, postponements, continuations or deferrals thereof) pursuant to the Charter, the Bylaws, the Exchange Act or otherwise and (iv) the demand for inspection of books and records pursuant to Section 220 of the General Corporation Law of the State of Delaware submitted to the Company on behalf of Fivespan Partners Fund, Ltd by White & Case LLP, dated September 28, 2026 (including all enclosures thereto, the Limited Power of Attorney and Affidavit delivered therewith, and any continuing or supplemental requests set forth therein) (the “Section 220 Demand”), together with any other demand to inspect books and records of the Company that any Investor Group Member has submitted, or caused or authorized to be submitted, to the Company prior to the date of this Agreement, and the Company shall have no further obligation to respond to, or to provide any books, records or other materials pursuant to, the Section 220 Demand or any such other demand made prior to the execution hereof.

b.	Effective immediately upon execution of this Agreement (subject to the Company’s compliance with (x) its obligations to appoint Dr. Guttentag as a Board Observer and as a New Director and Mr. Haggart as a New Director in accordance with Section 1(a) and (y) its obligations pursuant to the first two sentences and the last sentence of Section 1(b)), each Investor Group Member hereby will, and will cause each of its controlled Affiliates and its or their Representatives to, immediately cease and terminate any and all solicitation activities (whether or not subject to the proxy solicitation rules under Regulation 14A of the Exchange Act) in connection with the 2026 Annual Meeting, including (i) any solicitation of proxies, written consents or voting instructions from stockholders of the Company in support of any proposal or nomination at the 2026 Annual Meeting and (ii) any communication with stockholders of the Company, proxy advisory firms (including Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC), analysts, media or other Persons intended to influence the voting of any shares of Common Stock with respect to any matter to be considered at the 2026 Annual Meeting.

c.	Each Investor Group Member hereby represents, warrants and covenants to the Company that, as of the date of this Agreement, (i) neither it nor any of its controlled Affiliates or its or their Representatives has granted any proxy, power of attorney or voting instruction to any Person with respect to the voting of any shares of Common Stock at the 2026 Annual Meeting (other than as may have been revoked prior to the date hereof), (ii) neither it nor any of its controlled Affiliates or its or their Representatives has entered into any voting trust, voting agreement or similar arrangement with respect to the voting of any shares of Common Stock at the 2026 Annual Meeting, and (iii) to the extent any proxy, consent, voting instruction or authority has previously been solicited or obtained by or on behalf of any Investor Group Member in connection with the 2026 Annual Meeting, all such proxies, consents, voting instructions and authorities are hereby revoked and of no further force or effect as of the date of this Agreement.

4.	Mutual Non-Disparagement. During the Standstill Period, (a) each Investor Group Member will not, and will cause each of its controlled Affiliates or its or their Representatives not to, make, or cause to be made, including by press release or other statement to members of the press or media, any statement or announcement that is derogatory towards, or constitutes an ad hominem attack on, or otherwise disparages, the Company, its subsidiaries or their respective officers or directors or any person who has served as an officer or director of the Company or any of its subsidiaries in the past and (b) the Company will not, and will cause its directors and executive officers (as defined under Section 16 of the Exchange Act) not to, make, or cause to be made, including by press release or other statement to members of the press or media, any statement or announcement that is derogatory towards, or that constitutes an ad hominem attack on, or otherwise disparages, the Investor Group or their respective officers or directors or any person who has served as an officer or director of an Investor Group Member in the past or any New Director. The foregoing will not prevent (x) the making of any factually correct and accurate statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought or (y) the making by the Investor Group of any private communication to its investors where the recipients thereof are advised that such communication is confidential and bound by a confidentiality obligation covering such communications.

5.	Company Information / Confidentiality.

a.	Company Information. The Company acknowledges and agrees that none of the confidentiality provisions contained in the Company Policies or any other provision contained in any Company Policy or other document, agreement or policy of the Company or any fiduciary duty, or any undertaking delivered by a New Director to the Company, shall be deemed to restrict Mr. Haggart (or any Replacement Director therefor) from sharing any “confidential information” provided by the Company to Mr. Haggart (or such Replacement Director) in connection with his service as a director (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of the Investor Group’s Representatives who need to know such Company Information for the purpose of assisting the Investor Group in evaluating and monitoring its investment in the Company or ensuring compliance with this Agreement, and Mr. Haggart (and any Replacement Director therefor) is expressly permitted to share Company Information with such employees and advisors; provided that such Representatives either agree to maintain the confidentiality of Company Information to the same extent as required of Mr. Haggart (or the Replacement Director) as a director of the Company or are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of Company Information; provided, further, that if such Representatives fail to maintain the confidentiality of Company Information, the Investor Group shall be responsible for any non-compliance by such Representatives. At the request of the Investor Group, the Company shall use commercially reasonable efforts to make arrangements (including by providing redacted copies of materials or entering into a common interest agreement) that would maximize the ability of Mr. Haggart (and any Replacement Director therefor) to provide Privileged Information (as defined below) to the Investor Group without jeopardizing legal privilege. No Company Information received by any New Director (or any Replacement Director therefor) will be imputed to or deemed to have been provided to any member of the Investor Group or any of their Representatives to the extent such Company Information has not actually been provided by such New Director to such member of the Investor Group or such other Representatives.

b.	Confidentiality. The members of the Investor Group and their Representatives other than Mr. Haggart shall each maintain the confidentiality of the Company Information provided to it to the same extent as required of Mr. Haggart (or any Replacement Director therefor) as a director (subject to any requirements of applicable law as advised by counsel or requests from any government authority of competent jurisdiction), as the case may be, of the Company and shall only use, and shall cause its employees and advisors to only use, Company Information in connection with Investor Group’s investment in the Company. Mr. Haggart (and any Replacement Director therefor) shall not be subject to any restrictions or requirements relating to the use, disclosure, handling, return or destruction of confidential information that are more onerous than those applied to any other director of the Company, it being understood and agreed that Mr. Haggart (and any Replacement Director therefor) shall not be requested or required to return or destroy confidential information unless all other present or former (if Mr. Haggart or such Replacement Director is no longer serving as a director) directors also receive the same request.

c.	Privileged Information. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that neither Mr. Haggart nor any Replacement Director therefor shall disclose to any member of the Investor Group or any of their Representatives any Privileged Information that may be included in the Company Information. “Privileged Information” as used in this Agreement shall be solely and exclusively limited to (i) the advice provided by legal counsel and any discussions, deliberations or materials concerning such advice, (ii) any materials or information protected by the attorney work product doctrine, including documents and tangible things prepared by or for the Company or its legal counsel in anticipation of litigation or for trial and (iii) any other materials or information which would otherwise be subject to legal privileges and protections, and shall not include factual information or the formulation or analysis of business strategy solely to the extent that it is not protected by the attorney-client privilege, the attorney work product doctrine or other similar legal privilege or protection. The Company shall use its reasonable efforts to cause Privileged Information that is written to be appropriately marked as such.

d.	Compelled Disclosure. Except as set forth in the last sentence of this paragraph, in the event that any member of the Investor Group or any of their Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Company Information, such Person will promptly notify (except where such notice would be legally prohibited) the Company in writing by email and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, such Person will provide such reasonable cooperation as the Company shall reasonably request), at the Company’s cost and expense. If, in the absence of a protective order, the Investor Group or such Representative (as the case may be) is nonetheless, based on the advice of counsel, required to disclose any Company Information then they may, without liability, produce or disclose only that portion of the Company Information which such Person’s legal counsel advises such Person is legally required to be so produced or disclosed, and such Person will inform the recipient of such Company Information of the existence of this Agreement and the confidential nature of such Company Information (it being understood that the Investor Group and its Representatives shall not be responsible for the failure of such person to keep such information confidential). In no event will any member of the Investor Group or any of their Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Company Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring any member of the Investor Group or any of their Representatives to disclose any Company Information solely by virtue of the fact that, absent such disclosure, such Person would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock. Notwithstanding anything to the contrary in this Section 5, (A) nothing shall restrict the Investor Group or their Representatives from (without following the procedures in this paragraph or any other process involving the Company) including any Company Information that is not Privileged Information in the background or reasons section of (or pursuant to the form requirements for) a proxy statement to the extent that the Investor Group is advised by outside counsel that such information is required to be included in such securities filing by applicable securities law (it being understood that the foregoing shall not be deemed to permit the Investor Group to disclose gratuitous information regarding the details of Board deliberations, pending non-public company transactions or other information not customarily included in proxy statements involving contested elections) or in response to a comment on any such filing from the staff of the SEC and (B) in the event that a member of the Investor Group or any of their Representatives is requested to disclose Company Information to a regulatory authority with jurisdiction over it pursuant to a routine proceeding not known by the Investor Group or such Representative to be specifically targeting the Company, the Investor Group or such Representative may disclose such information pursuant to such request, without following the procedures in this paragraph or any other process involving the Company.

e.	Trading Blackout Periods. For so long as Mr. Haggart is a director, the Investor Group agrees that it will not, and will cause its controlled Affiliates and its and their respective Representatives not to, trade in any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities of the Company during Company blackout periods applicable to all Company directors pursuant to the terms of the Company’s insider trading policy. The Company will notify the Investor Group of the commencement and termination of each Company blackout period at the same time and in the same manner as the Company notifies the directors generally of such commencement or termination. Except as stated in the first sentence of this paragraph, the Company shall ensure at all times that the policies of the Company and the Board (including the Company Policies) shall not prohibit or restrict any member of the Investor Group or their controlled Affiliates from trading in any securities (to the extent that such Investor Group Member is not then in possession of material non-public information regarding such security from the Company).

f.	Securities Laws Acknowledgment. The Investor Group hereby acknowledges that it is aware that the United States securities laws may prohibit any Person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

g.	No Representations or Warranties. The Investor Group (other than Mr. Haggart in his capacity as a Company director) acknowledges that (i) none of the Company or any of the Company’s Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Company Information, and (ii) none of the Company or any of the Company’s Representatives shall have any liability to any member of the Investor Group or to any of their Representatives relating to or resulting from the use of the Company Information or any errors therein or omissions therefrom; provided, however, that the foregoing will not limit the Company’s liability to the extent such information was disclosed publicly by the Company. For the avoidance of doubt, nothing in the foregoing shall be construed to apply to limit the rights of any New Director under or in connection with Section 141(e) of the Delaware General Corporation Law.

6.	Director Information. The Company confirms it has received prior to the execution hereof all information that it requires from or with respect to either New Director in order to perform its obligations pursuant to Section 1. The New Directors will reasonably cooperate with the Company with respect to the provision of any customary information reasonably required with respect to such New Director in order for the Company to comply with the form requirements of Schedule 14A promulgated under the Exchange Act in respect of any annual or special meeting of stockholders of the Company occurring during the Standstill Period.

7.	Disclosure of this Agreement. Promptly following the execution of this Agreement on the date of execution of this Agreement, the Company will issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the Investor Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. None of the Parties or any of their controlled Affiliates or its or their Representatives will make any public statement (including in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with this Agreement during the Standstill Period. Notwithstanding the foregoing, the Investor Group acknowledges and agrees that the Company will file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days following the execution of this Agreement, provided that the Company will give Investor Group a reasonable opportunity to review and comment on such Current Report (or any other Company filing referencing this Agreement or any member of the Investor Group that is made during the Standstill Period to the extent any of the disclosures with respect thereto are substantially different to the disclosures previously reviewed by the Investor Group) in advance of making such filing and consider any comments made by the Investor Group in good faith. If, during the Standstill Period, an Investor Group Member becomes obligated to file a Schedule 13D or an amendment thereto (other than an amendment solely reporting the purchase or disposition of Common Stock of the Company) in respect of its investment in the Common Stock, then the Investor Group will give the Company a reasonable opportunity to review and comment on such filing in advance of making such filing and consider any comments made by the Company in good faith.

8.	Representations and Warranties.

a.	The Company represents and warrants to the Investor Group that: (i) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind itself hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

b.	Each Investor Group Member, jointly and severally, represents and warrants to the Company that: (i)(A) as of the date of this Agreement, the Investor Group Beneficially Owns, directly or indirectly, only the number of shares of Common Stock described opposite its name on Schedule A to this Agreement and such schedule includes all controlled Affiliates and Representatives of such Investor Group Member (and, to the knowledge of the Investor Group, other Affiliates of the Investor Group) that own any securities of the Company beneficially or of record and reflects all Common Stock which such Person has any right to acquire, whether through derivative securities, voting agreements or otherwise; (i)(B) as of the date of this Agreement, other than as disclosed on Schedule A, such Investor Group Member does not currently have, and does not currently have any right to acquire, any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (irrespective of whether convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities; (ii) this Agreement has been duly and validly authorized, executed and delivered by such Investor Group Member, constitutes a valid and binding obligation and agreement of such Investor Group Member, and is enforceable against such member of the Investor Group in accordance with its terms; (iii) such Investor Group Member has the authority to execute this Agreement and to bind such Investor Group Member to the terms of this Agreement and (iv) the execution, delivery and performance of this Agreement by such Investor Group Member does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it , or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor Group Member is a party or by which it is bound. The Investor Group jointly and severally represents and warrants that no Investor Group Member or any of its controlled Affiliates or its or their Representatives has any voting commitments (written or oral) with any of the New Directors as of the date of this Agreement as to how they will vote as directors and agrees that no Investor Group Member or any of its controlled Affiliates or its or their Representatives will compensate any New Director for his service on the Board or enter into voting commitments (written or oral) with any director of the Company as to how they will vote as directors (it being understood that Mr. Haggart’s (or any Replacement Director therefor’s) affiliation and agreements with the other Investor Group Members shall not be deemed to constitute any such compensation arrangement or voting commitment).

9.	No Litigation. During the Standstill Period, each Party agrees that it will not and will cause its controlled Affiliates and its and their Representatives not to institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding before any court or governmental agency (a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of its or their respective Representatives (including derivative actions), other than (A) litigation to enforce the provisions of this Agreement or relating to a breach of this Agreement or seeking a declaratory judgment with respect to compliance with the terms of this Agreement, (B) counterclaims by a Party, its Affiliate or any of their respective Representatives in respect of any proceeding initiated against any of them by, or on behalf of, the other Party or its Affiliates or Representatives, (C) (solely as this provision relates to the obligations of the Investor Group, its controlled Affiliates and its and their respective Representatives) being a member of a putative or certified class in a class action instituted or initiated by a Third Party (provided that no Investor Group Member, nor any of its controlled Affiliates or its or their respective Representatives, (1) initiated, solicited, encouraged, supported, financed or otherwise participated in the institution or initiation of such class action or (2) has had any communication with any plaintiff in such class action, or with any counsel to any such plaintiff, regarding the subject matter of the class action complaint (other than communications that come only from receiving or responding to class notices, claim forms or similar materials sent to class members generally)), and (D) (solely as this provision relates to the obligations of the Investor Group, its controlled Affiliates and its and their respective Representatives) the exercise of statutory appraisal rights; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding;

10.	Expenses. Within 20 days following each receipt of an invoice from a member of the Investor Group therefor, the Company will reimburse the Investor Group for the Investor Group’s out-of-pocket costs and expenses incurred on or prior to the date hereof in connection with the subject matter of this Agreement (including without limitation the preparation of the Notice, engagement of director candidates, preparations for a potential proxy contest and the negotiation and execution of this Agreement), subject to a maximum aggregate dollar cap that has been separately agreed in writing by counsel to the Parties on or about the date hereof. Except as set forth in the preceding sentence, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

11.	Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto (or in the case of a waiver, signed by the Party entitled to the benefit of the right being waived).

12.	Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each Party to this Agreement (a) agrees that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and further irrevocably and unconditionally waives and agrees not to plead or claim in any such Delaware court that any such action, suit or proceeding brought in any such Delaware court has been brought in an improper or inconvenient forum or otherwise attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (d) agrees that service of any process, summons, notice or document by a reputable overnight delivery service to the respective addresses set forth in Section 17 will be effective service of process for any such action, suit or proceeding brought against any party in any such Delaware court. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

13.	Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party will be entitled to (a) injunctive relief to prevent a breach of the provisions of this Agreement and (b) specific performance of the terms and provisions of this Agreement. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

14.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

15.	Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties relating to the subject matter hereof other than those set forth in this Agreement (including the attachments hereto).

16.	Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.	Notice. All notices and other communications which are required or permitted hereunder will be in writing and will be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication will be deemed to have been received on the next succeeding business day, at the address specified in this Section 17:

If to the Company:

Stride, Inc.

11720 Plaza America Drive, 9th Floor

Reston, Virginia 20190

Attention: Greerson G. McMullen, Sr. (General Counsel and Secretary)

Email: gmcmullen@k12.com

with a copy, which will not constitute notice, to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Christopher R. Drewry; Julia A. Thompson
Email: christopher.drewry@lw.com; julia.thompson@lw.com

If to the Investor Group or any Investor Group Member:

Fivespan Partners, LP
1170 Gorgas Avenue
San Francisco, California 94129
Attention: Dylan Haggart
Email: dylan@fivespan.com

with a copy, which will not constitute notice, to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020
Attention: Richard M. Brand; Kiran S. Kadekar
Email: richard.brand@whitecase.com; kiran.kadekar@whitecase.com

18.	Termination. This Agreement will cease, terminate and have no further force and effect upon the earliest to occur of (i) the date that is thirty (30) days prior to the notice deadline for submission of stockholder director nominations for the 2027 Annual Meeting pursuant to the Bylaws, or (ii) termination of this Agreement by mutual written agreement of the Parties; provided that Section 5 and Sections 10 through 22 will survive the termination of this Agreement and no termination will relieve a Party from liability for any breach of this Agreement prior to such termination.

19.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”) without the prior written approval of the other Parties; provided, however, that the members of the Investor Group may assign this Agreement to their respective Affiliates, provided that any such transfer or assignment will not relieve any transferring Investor Group Member of its obligations under this Agreement. Any purported transfer requiring consent without such consent will be void.

20.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other Person.

21.	Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” will be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE COMPANY:

STRIDE, INC.

By:	/s/ Donna Blackman
Name: Donna Blackman
Title: Chief Financial Officer

[Signature Page to Cooperation Agreement]

THE INVESTOR GROUP:

FIVESPAN PARTNERS FUND, LTD

By: Fivespan Partners, LP, its investment manager
By: Fivespan Partners GP, LLC, its general partner

By:	/s/ Dylan G. Haggart
Name: Dylan G. Haggart
Title: Managing Member

FIVESPAN PARTNERS, LP

By: Fivespan Partners GP, LLC, its general partner

By:	/s/ Dylan G. Haggart
Name: Dylan G. Haggart
Title: Managing Member

FIVESPAN PARTNERS GP, LLC

By:	/s/ Dylan G. Haggart
Name: Dylan G. Haggart
Title: Managing Member

DYLAN HAGGART

/s/ Dylan G. Haggart

[Signature Page to Cooperation Agreement]

SCHEDULE A - THE INVESTOR GROUP

Omitted pursuant to Item 601(a)(5) of Regulation S-K

EXHIBIT A

FORM OF BOARD OBSERVER UNDERTAKING

October [●], 2026

Board of Directors

Stride, Inc.

11720 Plaza America Drive, 9th Floor

Reston, Virginia 20190

Ladies and Gentlemen:

Reference is made to that certain Cooperation Agreement (the “Agreement”), dated as of [●], 2026, by and among Stride, Inc., a Delaware corporation (the “Company”), Fivespan Partners, LP (“Fivespan”) and the other Fivespan entities and persons listed on Schedule A thereto (collectively with Fivespan, the “Investor Group” and each, individually, an “Investor Group Member”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably undertake that, while I serve as a Board Observer, I will be governed by, and will comply with, the Company’s written policies (including written policies regarding confidentiality, director independence and certain relationships, related person transactions, corporate governance guidelines, codes of conduct, trading and disclosure policies and any other written governance guidelines and policies of the Company (collectively, the “Company Policies”), that have been provided to me in accordance with Section 1(c) of the Agreement and agree to strictly preserve the confidentiality of Company business and information to the same extent as I would be required to do so were I a member of the Board, including (to such same extent) the discussion of any matters considered in meetings of the Board or Board committees, whether or not the matters relate to material non-public information, subject for the avoidance of doubt to any requirements of applicable law or requests from any regulator of competent jurisdiction.

I hereby acknowledge that I will no longer be the Board Observer upon my appointment to the Board immediately following the conclusion of the 2026 Annual Meeting.

Very truly yours,

Dr. Steven Guttentag

EXHIBIT B

FORM OF PRESS RELEASE

[See Attached.]